Exhibit 15.1

High Times Enters into Agreement to Acquire California Cannabis

Delivery Service Mountain High

Cannabis’s Title Brand Will Be Able to Deliver Products in the World’s Premiere Market

Los Angeles - June 30, 2020 — Hightimes Holding Corp., owner of High Times®, the most well-known brand in cannabis, has announced that it has entered into an agreement to acquire Mountain High Recreation, Inc., a California-based cannabis delivery service. The primarily stock based transaction will bring cannabis distribution infrastructure and personnel to the High Times® brand ahead of the rebranding of the first High Times retail store.

The closing of the deal will provide Hightimes with distribution depots servicing the Northern and Southern California markets, and a platform for launching its own products.

“This year our team is expanding to include two important sets of consumer experts – successful local cannabis operators who possess a level of customer intimacy you won’t find in large multi store operations, paired with accomplished retail professionals who have led and built some of the most successful multi-billion dollar brands in retail, Peter Horvath, Hightimes Holding Corp.’s Chief Executive Officer said.

Chelsea and Ken Cordoba and their Mountain High Team bring years of experience providing high quality cannabis delivery to California and they truly know their customers and how best to please them. Together we are launching High Times delivery in California where we will bring the best assortment of quality cannabis products to your doorstep safe, and fast, with exceptional value.

While we have been planning this for quite some time now, the recent impacts from the pandemic have accentuated the need for a high quality cannabis delivery solution for California consumers. We are excited for consumers to experience our take on this.”

“Delivery has always been part of our plan for how you will shop our stores. Customers are agnostic about where they complete the transaction,” Hightimes Holding Corp.’s President, Paul Henderson, said. “We’re in the process of transferring ownership of 5 operating stores and 7 new stores across the California market, and we wouldn’t think of servicing that audience without a superb delivery solution in the equation.”

The closing is scheduled to occur prior to September 30, 2020 with the start of High Times branded operations to follow quickly thereafter.

About High Times:

For more than 45 years, High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summit, while providing digital TV and social networks, globally distributed merchandise, international licensing deals and providing content for its millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality. For more information on High Times visit http://www.hightimes.com.

Forward Looking Statements

This press release may contain information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 27, 2018, its Offering Circular supplement dated May 31, 2019, and all subsequent filings, including its Current Reports on Form 1-U, dated February 20, 2020.

Connect with Us & Consume our Content at

Websites:

https://hightimesinvestor.com/

https://hightimes.com/

https://ir.hightimes.com/

https://dopemagazine.com/

http://culturemagazine.com/

https://greenrushdaily.com/

Social Media:

https://www.facebook.com/HighTimesMag/

https://instagram.com/hightimesmagazine

https://twitter.com/high_times_mag

https://www.facebook.com/Dope.Magazine/

https://www.instagram.com/dopemagazine/

https://twitter.com/DOPE_Magazine

https://www.facebook.com/FreeCultureMag/

https://www.instagram.com/ireadculture/

https://twitter.com/iReadCulture

https://www.facebook.com/greenrushdaily/

https://www.instagram.com/greenrushdaily/

https://twitter.com/greenrushdaily

Media Inquiries

mediateam@hightimes.com

Related Links

https://hightimesinvestor.com/

https://hightimes.com/